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                                                                   EXHIBIT 10.24

                                  SYBASE, INC.
                   ADDENDUM TO JOHN CHEN AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This Addendum (the "Addendum") is made this 20th day of August, 2002, by and between John Chen (the "Employee") and Sybase, Inc. (the "Company").

         WHEREAS, the Company and Employee have previously entered into an Amended and Restated Employment Agreement dated as of June 11, 2001 (the "Employment Agreement") and an Amended and Restated Change of Control Agreement effective as of June 11, 2001 (the "COC Agreement");

         WHEREAS, the parties hereto desire to amend the Employment Agreement to provide Employee, his spouse and his eligible dependents with a retiree medical benefit and related full tax gross-up payments if certain conditions are satisfied;

         NOW, THEREFORE, the Employee and Company agree that the Employment Agreement is hereby amended as follows:

         1. Retiree Health Benefit and Full Gross-Up. A new section 2(f) is added to the Employment Agreement providing in its entirety as follows:

         "(f)     Retiree Health Program. Commencing January 1, 2003, and ending on the earlier of (i) a Disqualifying Event (as defined below), or (ii) the later to occur of the death of Employee or that of his spouse (so long as Employee's spouse has remained married to Employee through the date of his death) or, in the event that Employee and his spouse predecease their eligible dependents, until such time as the eligible dependents cease to qualify under the eligibility provisions of the Sybase U.S. Retirees' Health Program (the "Retiree' Health Program"), the Company shall pay (A) the full premium on behalf of Employee, his spouse (so long as she remains married to Employee, or until her death if she remains married to Employee through the date of his death) and his eligible dependents under the Retirees' Health Program and (B) while Employee continues to provide services to the Company, a full gross-up amount to Employee, his spouse, or his eligible dependents, as applicable, sufficient to cover the additional federal, state and municipal income and employment taxes imposed upon Employee, his spouse, or his eligible dependents, as applicable, by virtue of such premium payments and the gross-up payments, so that Employee, his spouse, or his eligible dependents, as applicable, are in the same economic position as if the provision of such benefits did not result imputed income. Employee, his spouse, or his eligible dependents, as applicable, agree to provide the Company or its agents, upon written request, with sufficient information to accurately calculate the amount of the full gross-up payments due.

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         For purposes of this section 2(f), a Disqualifying Event means
Employee's service with the Company terminates before Employee reaches age fifty-five (55) and such termination of service is either voluntary by Employee other than pursuant to an Involuntary Termination (as defined in Section 5(e)) or by the Company for Cause (as defined in Section 5(c)). Notwithstanding the preceding, no termination as a result of Disability (as defined in Section 5(d)) and no termination following a Change of Control (as defined in Section 3(a) of the COC Agreement) or after Employee attains age 55 will be a Disqualifying Event. However, if prior to Employee becoming 55, Employee's service with the Company terminates either following a Change of Control or by the Company for a reason other than for Cause and Employee is provided medical benefits from another employer upon obtaining substantially full-time employment with such employer, Employee and his eligible dependents may remain in the Retirees' Health Program only if Employee pays all Retirees' Health Program premiums due subsequent to Employee obtaining such new medical coverage.

         For purposes of this section 2(f), whether or not Employee's dependents are eligible at any time shall be determined pursuant to the terms and conditions of the Retirees' Health Plan."

         2. Employment Agreement. To the extent not expressly amended hereby, the Employment Agreement remains in full force and effect.

         3. Entire Agreement. This Addendum, taken together with the Employment Agreement and the COC Agreement, represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof. This Addendum may be amended at any time only by mutual written agreement of the parties hereto.

         IN WITNESS WHEREOF, this Addendum has been entered into as of the date first set forth above.

SYBASE, INC.:                                           EMPLOYEE:

By:  /s/ RICHARD C. ALBERDING                           /s/ JOHN S. CHEN
    ----------------------------------                 ----------------------
    Richard C. Alberding                               John S. Chen
    Chairman of Compensation Committee                 328 Pheasant Run Drive
    And Board Member                                   Danville, CA 94506